Exhibit 99.3

An Open Letter to AMC Entertainment Shareholders

from Our Chairman and CEO Adam Aron

August 4, 2022

Dear fellow owner of AMC,

Thank you for being a passionate supporter of AMC.  Together, we have successfully navigated many obstacles since the onset of the COVID-19 pandemic. There is more work ahead of us still, but you can see just about every day that we are making real progress towards recovery and transformation.

I am writing you today about a major step forward for AMC Entertainment, in my view probably the biggest favorable development of all of calendar year 2022. Looking at the long-term future of our company, we believe this is truly great news for AMC and not such good news for those prophets of doom who may be rooting against us.

Earlier this year, I said that AMC intended to take important and bold steps to strengthen our company and to address some of the grievances that many of you voice repeatedly in social media and in other forums. I also said, though, that the art of leading a company as complex and one as much in the spotlight as AMC is knowing what to do and what not to do, knowing when to do it and when not to do it. I commented that, in my opinion, we should patiently wait until at least our posting of AMC’s second quarter 2022 financial results.

That occurred today, and in our minds those results are spectacularly encouraging, as we showed dramatically increasing attendance and revenues, along with positive Adjusted EBITDA so very much improved versus the same quarter last year. Thank you, Doctor Stephen Strange. Thank you, Tom Cruise. Thank you, Elvis Presley, and thank you, too, to all those hungry people-eating Jurassic dinosaurs.

So, ladies and gentlemen, gentlemen and ladies, TODAY WE POUNCE.

With the backdrop of AMC’s terrific results in the second quarter, it is time for us to take decisive and valorous action.

Today we are announcing that later this month, AMC will be creating a new class of securities, and will be issuing an AMC Preferred Equity unit stock dividend, PAYABLE ONLY to holders of our 516,820,595 issued and outstanding common shares. This includes all of our U.S. and all of our international shareholders as well.

We will issue these new AMC Preferred Equity units on a one-for-one basis: investors will get one AMC Preferred Equity unit for each AMC common share that they own as of the record date in mid-August.

Along with our common shares which trade now and will continue to trade on the New York Stock Exchange under the symbol AMC, this new AMC Preferred Equity unit also will be a tradable security that will be listed on the New York Stock Exchange starting in August 22, 2022 under the ticker symbol “APE” — yes, APE, as in AMC Preferred Equity. And, informally, we now will refer to our two NYSE-listed securities as shares (the common stock) and APEs (the AMC Preferred Equity units).

For a variety of reasons, a dividend distribution in just about any form has been a longstanding request from our investor base. Today, we answered your call.

So, too, this issuance of 516,820,595 new APEs will essentially serve the same purpose as the much voiced request for a “share count,” as the new AMC Preferred Equity unit will ONLY go to holders of company issued and outstanding AMC common shares.  Again, today, we answered your call.

Because the dividend is only being distributed to our current shareholder base as of the dividend record date, there also is NO DILUTION from this initial issuance of the APEs associated with this dividend, because these new APEs all go, and only go to holders of company issued AMC common shares. The number of issued and outstanding AMC common shares will remain at 516,820,595 after the dividend is paid, and each shareholder also will own one APE for every share of AMC common stock held.

Think of this as being very similar to a 2-for-1 stock split, except that in a stock split you would get 2 shares of new common stock for each 1 old common share. In the AMC case being announced today, however, you would own 1 share and 1 APE in lieu of just 1 common share.

Since this stock dividend move being announced today is like a stock split, it is logical to assume that once the dividend is issued, the price of our common shares will fall. Vitally, however, as an investor, you would not own only a single share, you would own instead a share AND an APE. So, your economic interest in AMC would be the price of a share PLUS the price of an APE. And while no one’s crystal ball can accurately predict stock market swings and volatility, that economic interest would be in a company that we believe is considerably stronger than AMC is now prior to this announcement being made.

The issuance of APE’s now is made possible given the previously and repeatedly announced approval by AMC’s shareholders back in 2013 that the creation and issuance of AMC preferred stock could occur solely at the AMC Entertainment Board of Directors’ future discretion.

While each APE is designed to have the same rights as a common share, and can convert into a share of common stock, that conversion decision is solely up to you. Conversion can only take place if the company proposes and shareholders (including APE holders) vote to approve the authorization of additional common shares at a future AMC Entertainment stockholders’ meeting. That is still your call to make.

But here is perhaps the most important thing of all. With the creation of APEs, AMC is deeply and fundamentally strengthening our company. Given the flexibility that APEs will give us, we likely will be able to raise money if we need or so choose, which immensely lessens any survival risk as we continue to work our way through this pandemic to recovery and transformation.

Rather than having to worry about survival, the flexibility accruing to us from APES can instead let us continue our efforts to try for AMC to soar and to thrive.  This new AMC Preferred Equity provides AMC with a currency that can be used in the future to further strengthen our balance sheet, including paying down some of our debt and other liabilities. It also gives us the ability to seek shareholder value-enhancing and potentially transformative investment opportunities.

I believe that all of this makes AMC vastly, and I mean vastly, stronger. And anything that moves us so far ahead is bad news indeed for those who wish us harm.

Having said all of that there are a myriad of details and cautions related to our announcements today.  SO, I STRONGLY URGE YOU TO READ OUR PRESS RELEASES AND SEC FILINGS ON THESE MATTERS, which are incorporated herein by reference.

To celebrate this milestone and as a token of our appreciation for your continued support, we will be offering a free “I OWN APE” NFT to all existing AMC Investor Connect members and to new members joining by August 31, 2022. Likewise, based on the popularity of the original “I OWN AMC” NFT issued in January 2022, AMC Investor Connect members who have joined by August 31, 2022 also will be entitled to receive a free updated version of the “I OWN AMC” NFT.

When I think back over this pandemic journey we all have been on together, I am ever mindful of your dedication to AMC Entertainment and of your trust in me as its CEO. I want you to know once again that my every decision and my every action is intended to work for the long-term benefit of all of our shareholders. I act and think like a shareholder, because I too am a shareholder, and a big one.  At the current AMC share price, I now own outright approximately $15 million of AMC stock, and counting in my previously granted but unvested shares (at “target” vesting levels) have more than a $50 million economic stake in AMC. This is pretty obvious, but that is a powerful incentive to do what is right for our shareholders.

All throughout this effort with you, I always have been candid, and I have always tried to keep my word to you. I promised you we would be bold. Well, indeed, today we pounced.

My best regards to you all,

Adam

Adam Aron

Chairman and CEO

Proud to Offer the Most Movie Theatres in the World